U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2013

SUBURBAN PROPANE PARTNERS, L.P.

(Name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Suburban Plaza, 240 Route 10 West, Whippany, NJ	07981
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 887-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2013, Suburban Propane Partners, L.P. (the “Partnership”), and Suburban Propane, L.P. (the “Operating Partnership,” together with the Partnership, the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, BofA Merrill Lynch, Citigroup, J.P. Morgan, Raymond James, Credit Suisse, Deutsche Bank Securities and Goldman, Sachs & Co., which acted as joint book-running managers and as the representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment offering of 2,700,000 common units representing limited partner interests in the Partnership (the “Common Units”) at a price to the public of $48.16 per Common Unit. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 405,000 additional Common Units at the same public offering price.

The gross proceeds to the Company from the Offering are expected to be approximately $130.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by us, or gross proceeds of approximately $149.5 million if the Underwriters exercise in full their option to purchase additional common units pursuant to the terms of the Underwriting Agreement. The Offering is expected to close on or about May 17, 2013, subject to conditions set forth in the Underwriting Agreement. All of the Common Units in the Offering are to be sold by the Company.

The offer and sale of the Common Units is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-183124) filed with the SEC on August 7, 2012.

The Company intends to use the net proceeds from this offering and from any exercise by the underwriters of their option to purchase additional common units to repay outstanding senior unsecured indebtedness up to an aggregate principal amount of $135 million, and any remainder for working capital and general partnership purposes. Contingent upon and subsequent to the closing of this offering, the Company expects to effect an optional redemption of a portion of our 7.375% Senior Notes due 2021 (the “2021 Senior Notes”) for up to $135 million in accordance with, and subject to, the applicable provisions of the indenture governing such senior notes. However, management of the Company reserves the right to repay other issues of outstanding senior indebtedness, as an alternative to or in combination with the optional redemption of a portion of the 2021 Senior Notes, up to $135 million, in its discretion.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The Underwriting Agreement contains customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriting Agreement has been filed with this report to provide investors and unitholders with information regarding its terms. The Underwriting Agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific date, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the such agreement.

The legal opinion of Proskauer Rose LLP relating to the Common Units being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K. The legal opinion of Proskauer Rose LLP relating to tax matters in the Offering is filed as Exhibit 8.1 to this Current Report on Form 8-K.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

On May 13, 2013, the Company issued a press release announcing the Offering. On May 14, 2013, the Company issued a press release announcing pricing of the Offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this report and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated as of May 14, 2013, among Suburban Propane Partners, L.P. and the underwriters party thereto.

5.1	Opinion of Proskauer Rose LLP

8.1	Opinion of Proskauer Rose LLP relating to tax matters

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2	Consent of Proskauer Rose LLP (included in Exhibit 8.1)

99.1	Press Release issued by Suburban Propane Partners, L.P. related to the announcement of the offering on May 13, 2013

99.2	Press Release issued by Suburban Propane Partners, L.P. related to pricing of the offering on May 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2013

SUBURBAN PROPANE PARTNERS, L.P.

/s/ Michael A. Stivala
Name:	Michael A. Stivala
Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 14, 2013, among Suburban Propane Partners, L.P. and the underwriters party thereto.

5.1	Opinion of Proskauer Rose LLP

8.1	Opinion of Proskauer Rose LLP relating to tax matters

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.2	Consent of Proskauer Rose LLP (included in Exhibit 8.1)

99.1	Press Release issued by Suburban Propane Partners, L.P. related to the announcement of the offering on May 13, 2013

99.2	Press Release issued by Suburban Propane Partners, L.P. related to pricing of the offering on May 14, 2013

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